Exhibit 10.36

DEBT CANCELLATION AND WARRANT EXERCISE AGREEMENT

March 5, 2013

This DEBT CANCELLATION AND WARRANT EXERCISE AGREEMENT is delivered on March 7, 2013, but made as of the date set forth above (this “Agreement”) by and among MeetMe, Inc., a Delaware corporation formerly known as Quepasa Corporation (the “Company”), Altos Hornos de México S.A.B. de C.V., a public variable capital company (sociedad anonima bursatil de capital variable) organized under the laws of the United Mexican States (“AHMSA”) and Mexicans & Americans Trading Together, Inc., a Delaware corporation (“MATT”).

RECITALS

WHEREAS, on January 25, 2008, the Company issued to MATT a Subordinated Promissory Note in the aggregate principal amount of US$5,000,000 (the “Note”);

WHEREAS, MATT holds (i) a Common Stock Purchase Warrant (Series 1) issued as of October 17, 2006, as amended January 25, 2008, to purchase 1,000,000 shares of common stock, par value US$.001 per share (the “Common Stock”) of the Company (the “Series 1 Warrant”), and (ii) a Common Stock Purchase Warrant (Series 2) issued as of October 17, 2006, as amended January 25, 2007, to purchase 1,000,000 shares of Common Stock of the Company (the “Series 2 Warrant” and together with the Series 1 Warrant, the “Warrants”).

WHEREAS, on or prior to the date hereof, the Company rendered services to AHMSA and its affiliates (the “Historical Services”) for which AHMSA currently owes the Company US$6,025,898 (six million twenty-five thousand eight hundred ninety-eight United States dollars), including pursuant to invoice numbers 201203501, 201203502, 201204275, 201205160, and 201206157 (the “AHMSA Payables”); and

WHEREAS, MATT is a wholly-owned subsidiary of AHMSA; and

WHEREAS, the parties have agreed that:  (i) AHMSA will satisfy the AHMSA Payables, and all related amounts claimed by the Company, through a reduction in the Company’s obligations under the Note, (ii) MATT will exercise a portion of the Warrants such that the balance due on the Note will be satisfied through the offset of the exercise price, and (iii) as additional consideration to the Company and in order to provide the Company with additional liquidity, AHMSA will cause MATT to exercise a portion of the remaining Warrants, in each case, on the terms and subject to the conditions set forth herein.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, each intending to be legally bound hereby, agree as follows:

TERMS AND CONDITIONS

1.
Company Confirmation of Warrants.  The Company represents and warrants that the exercise price of the Warrants as of the date of this Agreement is US$2.75 and no “Adjustment Event” (as such term is defined in Section 8.1 of the Warrants) has occurred.

2.
Confirmation of the Note Amount.  The parties acknowledge that prior to giving effect to the transactions contemplated by this Agreement, the Note has an aggregate principal amount of US$5,000,000, and as of the date hereof, there is accrued and unpaid interest thereon of US$1,254,178.  The Company acknowledges that it is validly indebted to MATT in such amounts.

3.
Confirmation of the AHMSA Payables Currently Due.  The parties acknowledge that prior to giving effect to the transactions contemplated by this Agreement, the aggregate amount owed by AHMSA and its affiliates to the Company is US$6,025,898.  In addition, the Company has claimed interest on such amount of US$222,376.

4.
Extinguishment of AHMSA Payable And Reduction of Note.  The parties hereto agree that in full satisfaction of the AHMSA Payables, the interest on the AHMSA Payables claimed by the Company, and all amounts that are presently due or that could become due with respect to the Historical Services, the principal and accrued interest of the Note will be offset and reduced by an amount equal to US$6,248,274.  As a result of such offset, the remaining principal amount of the Note is US$5,904.

5.	Initial Exercise of Warrants; Cancellation of Note.

(a)
MATT hereby partially exercises the Series 1 Warrant for 2,147 Warrant Shares (as defined in the Warrants), in the manner set forth in the Series 1 Warrant and tenders the Note (as reduced pursuant to Section 4) as payment in full of the exercise price therefor.  The Company agrees to accept the offset of the balance due under the Note, after giving affect to payments pursuant to Section 3 of this Agreement, as payment in full of the exercise price for the Warrant Shares under this Section 5 and shall deliver a new Series 1 Warrant for the remaining shares.

(b)
After the completion of the transactions contemplated by Section 5(a) of this Agreement, the Note shall be cancelled, deemed fully satisfied, and of no further force or effect, without further action by either the Company or MATT.

6.	Subsequent Exercise of Warrants.

(a)
On or prior to the last Business Day of March 2013 (the “Initial Exercise Date”), MATT shall either (i) exercise the Warrants for a number of Warrant Shares with an aggregate exercise price of US$200,000 based on the then effective exercise price of the Warrants, or (ii) elect in writing to forfeit a portion of the Warrants corresponding to a number of Warrant Shares with an aggregate exercise price of US$200,000 based on the then effective exercise price of the Warrants.  For purposes of this Agreement, the term “Business Day” means each Monday, Tuesday, Wednesday, Thursday and Friday that is not a day on which banking institutions in New York, New York are authorized or obligated by applicable law, regulation or executive order to close.

(b)
On or prior to the last Business Day of each month commencing April 2013 and ending January 2014 (each a “Subsequent Exercise Date” and together with the Initial Exercise Date, the “Exercise Dates”), MATT either (i) exercise the Warrants for a number of Warrant Shares with an aggregate exercise price of US$180,000 based on the then effective exercise price of the Warrants, or (ii) elect in writing to forfeit a portion of the Warrants corresponding to a number of Warrant Shares with an aggregate exercise price of US$180,000 based on the then effective exercise price of the Warrants.

(c)
MATT’s obligation to exercise Warrants on any Exercise Date shall be discharged to the extent that the sum of (i) the aggregate exercise price paid upon exercise of Warrants prior to such Exercise Date (excluding amounts paid pursuant to Section 5), and (ii) the aggregate exercise price of all Warrants forfeited prior to such Exercise Date is greater than the cumulative amount of exercise price required to be paid or forfeited pursuant to the terms of this Agreement.  MATT’s obligations under this Section 6 shall be discharged at such time as the sum of the aggregate exercise price paid for Warrants (excluding amounts paid pursuant to Section 5) and the aggregate exercise price of Warrants forfeited is at least US$2,000,000.

(d)
If MATT fails to either exercise Warrants or elect in writing to forfeit Warrants on any Exercise Date and such failure continues for ten Business Days following written notice (which may be delivered by email, regular mail or overnight courier) from the Company delivered to:

Mexicans & Americans Trading Together, Inc.
5150 N. Loop 1604 West
San Antonio, Texas 78249
Attention:  Andres Gonzalez-Saravia Coss, Esq.
Email:  agonzalez@gan.com.mx

with a concurrent copy (which shall not constitute notice) to:

Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York  10019
United States
Attention:  Maurice M. Lefkort, Esq.
email:  mlefkort@willkie.com

then MATT shall be deemed to have elected to forfeit the applicable portion of the Warrants as of such Exercise Date and the applicable portion of the Warrants shall be cancelled automatically without further action with respect thereto.

(e)
All Warrant Shares shall be exercised (i) first, from any remaining shares pursuant to the Series 1 Warrant and (ii) second, from any remaining shares pursuant to the Series 2 Warrant.  After the issuance of Warrant Shares to MATT on each Exercise Date, the Company shall deliver to MATT a new Series 1 Warrant or Series 2 Warrant, as applicable, for any remaining shares.

7.
Representations and Warranties of MATT and AHMSA. Each of AHMSA and MATT hereby represent and warrant to the Company that:  (a) it has all requisite corporate power and authority to execute and deliver this Agreement and to carry out the provisions of this Agreement; (b) all corporate action on its part necessary for the authorization, execution and delivery of this Agreement and the performance of its obligations hereunder has been taken; (c) this Agreement has been duly and validly executed and delivered by it; (d) assuming this Agreement has been duly authorized, executed and delivered by the other parties hereto, this Agreement constitutes its legal, valid and binding obligation, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies; and (e) neither this Agreement nor the consummation of the transactions contemplated hereby conflicts with, results in a violation or breach of, or constitutes a default (or an event which with the giving of notice or the lapse of time or both would constitute a default) under (i) its organization documents, (ii) any contract to which it is a party, or (iii) any order, writ, judgment, injunction, award, decree, law, statute, rule or regulation applicable to it.

8.
Representations and Warranties of the Company.  The Company hereby represents and warrants to MATT and AHMSA that:  (a) it has all requisite corporate power and authority to execute and deliver this Agreement and to carry out the provisions of this Agreement; (b) all corporate action on its part necessary for the authorization, execution and delivery of this Agreement and the performance of its obligations hereunder has been taken, including that a majority of its Board of Directors not affiliated with MATT or AHMSA has (i) determined that the terms of this Agreement are fair to the Company, and (ii) approved the execution, delivery and performance of this Agreement; (c) this Agreement has been duly and validly executed and delivered by it; (d) assuming this Agreement has been duly authorized, executed and delivered by the other parties hereto, this Agreement constitutes its legal, valid and binding obligation, enforceable in accordance with its terms except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies; (e) neither this Agreement nor the consummation of the transactions contemplated hereby conflicts with, results in a violation or breach of, or constitutes a default (or an event which with the giving of notice or the lapse of time or both would constitute a default) under (i) its organization documents, (ii) any contract to which it is a party, or (iii) any order, writ, judgment, injunction, award, decree, law, statute, rule or regulation applicable to it; (f) it shall issue in the name of, and deliver to MATT, a certificate or certificates for the Warrant Shares in accordance with the terms of the Warrants; and (g) it has full capacity, power and authority to issue the Warrant Shares and that the Warrant Shares, when issued in accordance with this Agreement, will be fully paid and non-assessable.

9.	Miscellaneous.

(a)	Upon request, each party shall execute and deliver any additional documents deemed reasonably necessary or desirable by the other party to effectuate terms and conditions set forth herein.

(b)	All of the terms and provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the successors and assigns of the parties.

(c)
This Agreement and the Warrants set forth the entire understanding of the parties hereto with respect to the subject matter hereof.  Any and all previous agreements and understandings between or among the parties regarding the subject matter hereof, whether written or oral, are superseded by this Agreement.

(d)	This Agreement shall not be amended or modified except by written instrument duly executed by each of the parties hereto.

(e)
This Agreement may be executed in counterparts, each of which when executed and delivered shall be deemed an original and all of which counterparts taken together shall constitute but one and the same instrument.

(f)
This Agreement shall be governed by the internal laws (and not the law of conflicts) of the State of Delaware.  Each party hereto agrees that that any disputes arising from this Agreement shall be settled solely and exclusively in the federal courts of Delaware to the extent such courts have subject matter jurisdiction, and failing such subject matter jurisdiction in the Chancery Court of the State of Delaware, and each party consents to the sole and exclusive jurisdiction thereof.

[Remainder of Page Intentionally Left Blank]

IN WITNESS WHEREOF, the undersigned parties hereto have executed this Debt Cancellation and Warrant Exercise Agreement on the date first written above.

Mexicans & Americans Trading Together, Inc.		MeetMe, Inc.

By:	By:

Name:	Name:

Title:	Title:

Altos Hornos de México, S.A.B. de C.V.

By:

Name:

Title:

[Signature Page to Debt Cancellation and Warrant Exercise Agreement]